12900 Snow Road Parma, OH 44130

N E W S R E L E A S E

CONTACT: Kelly Powell Manager, Investor Relations (216) 676-2000

GrafTech Reports Second Quarter 2007 Results

Parma, OH – August 2, 2007 – GrafTech International Ltd. (NYSE:GTI) today announced financial results for the second quarter ended June 30, 2007.

2007 Second Quarter Highlights

•	Net sales increased 15 percent to $256 million, versus $223 million in the second quarter of 2006.

o	Graphite electrode sales volume was 54 thousand metric tons, as compared to the 55 thousand metric tons sold in the second quarter of 2006.

•	Gross profit increased 57 percent to $94 million, as compared to $60 million in the second quarter of 2006.

o
Gross margin improved nearly eight percentage points to 36.7 percent, after taking into consideration a non-recurring charge in the second quarter 2006 associated with the closure of the carbon electrode business.

•
Income from continuing operations was $65 million, or $0.57 per diluted share, versus $10 million, or $0.10 per diluted share, in the second quarter of 2006.  Income from continuing operations in the second quarter 2007 included the impact of a $24 million gain on the sale of assets in Italy.

•	Income from continuing operations before special items* increased $28 million to $42 million, versus $14 million in the second quarter of 2006.

•
Earnings per share from continuing operations before special items* improved more than two and a half times to $0.37 per diluted share, as compared to $0.14 per diluted share, in the second quarter of 2006.

•
Net cash provided by operating activities was $36 million, versus $53 million in the second quarter of 2006. Year-over-year operating net cash was unfavorably impacted by a change in working capital of $19 million primarily associated with higher cost inventory, approximately $16 million in performance-based incentive compensation pay outs associated with 2006 operating results and approximately $6 million in cash taxes related to the sale of cathode operations in December 2006.  Partially offsetting this impact in the quarter was an $8 million increase in the change of accounts receivable factoring.  Operating net cash in the second quarter 2006 included $5 million in antitrust and $3 million in restructuring payments.

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*	Non-GAAP financial measures. See attached reconciliations.

•	Operating net cash for the six months ended June 30, 2007 was $54 million as compared to $20 million in the first half 2006.

•	Net debt* was reduced by $255 million year-over-year to $440 million.

Craig Shular, Chief Executive Officer of GrafTech, commented, “Higher prices, good cost control and execution on productivity initiatives have enabled the improvements in our financial results.  In addition, GrafTech continues to delever, completing the quarter with net debt of $440 million, the lowest in our Company’s history as a public company.”

Graphite Electrode Segment

The Graphite Electrode segment’s net sales increased 21 percent to $209 million in the 2007 second quarter, as compared to $173 million in the 2006 second quarter.  The increase was primarily due to higher selling prices for graphite electrodes.  Graphite electrode sales volume was 54 thousand metric tons in the 2007 second quarter, as compared to 55 thousand metric tons in the same period in 2006.

Operating income for the Graphite Electrode segment was $62 million in the second quarter of 2007, a $28 million increase over the same period in 2006.  Operating income in the quarter was favorably impacted by higher graphite electrode selling prices.  Also benefiting operating income in the quarter were the flow through of successful productivity initiatives, the continued benefit of lower cost raw materials purchased in 2006 and sold from inventory in the first half of this year, and the positive impact of currency exchange rate fluctuations.  It is important to note that the lower cost raw material inventory has been essentially absorbed and we anticipate that the full impact of 2007 raw material cost increases will be more fully reflected in the second half of the year.

Advanced Graphite Materials Segment

Net sales for the Advanced Graphite Materials (AGM) segment were $28 million in the 2007 second quarter, as compared to $25 million in the 2006 second quarter.  Operating income for the AGM segment was $6 million in the 2007 second quarter, as compared to $3 million in the same period of the prior year.  The increase was largely a result of a favorable sales mix and higher AGM selling prices.

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*	Non-GAAP financial measures. See attached reconciliations.

Other Segment

(Natural graphite, refractories and carbon electrodes)

Net sales for the Other segment were $19 million in the 2007 second quarter, as compared to $25 million in the 2006 second quarter.  The decrease was largely due to lower carbon electrode sales related to the planned exit of this operation, as well as decreased sales volume in the refractories product line.  Operating income for the Other segment was a loss of $1 million in the 2007 second quarter, as compared to a loss of $7 million in the same period of the prior year.  Operating income for the second quarter 2006 included an unfavorable impact of $5 million related to the closure of the carbon electrode business.

Corporate

Selling and administrative and research and development expenses were $28 million in the 2007 second quarter, as compared to $26 million in the 2006 second quarter.  The increase was largely a result of higher variable and stock-based compensation expense, the closure and completed funding of selected pension obligations and sales and use tax adjustment in the second quarter of 2007.

Interest expense was $10 million in the 2007 second quarter, as compared to $12 million in the same period in 2006.  The lower interest expense is a result of lower average borrowings and a lower interest rate spread on the revolving credit facility associated with an improved corporate credit rating.

Other income, net, was $23 million in the second quarter 2007, as compared to $2 million in the second quarter 2006.  The increase is largely due to the $24 million gain on the sale of certain assets in Italy, slightly offset by a charge of $3 million related to the cost associated with the redemption of $50 million of our Senior Notes in the second quarter 2007.

Mr. Shular commented, “We recently announced another call of our Senior Notes, our most expensive debt, for an additional $50 million.  Following this fourth call, the amount outstanding will be more than halved to $200 million and will bring our total year-to-date redemptions to $235 million.”

Outlook

Global steel industry conditions continue to be favorable and GrafTech remains encouraged by the underlying demand for our products.  We continue to expect 2007 graphite electrode volume to be approximately 210,000 metric tons.  Volumes in the third quarter of 2007 are expected to be approximately 51,000 metric tons.

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*	Non-GAAP financial measures. See attached reconciliations.

Based on the assumption of relatively stable global and regional economic conditions for 2007, GrafTech expects:

•	Total company net sales to increase 14 to 15 percent (previous guidance 12 to 14 percent);

•	Net sales of graphite electrodes to increase approximately 20 percent (previous guidance 18 percent);

•	Income before special items targeted growth of approximately 65 percent to the range of $220 to $225 million (previous target $185 to $195 million);

•	Net interest expense to be about $37 to $39 million (previous guidance $40 to $43 million);

•	The effective tax rate before special items to be between approximately 26 to 28 percent (previous guidance 28 to 30 percent);

•	Capital expenditures to be approximately $50 million;

•	Depreciation expense of approximately $33 million (previous guidance $35 million);

•	Cash flow from operations to be about $95 to $100 million (previous guidance $90 to $95 million); and

•	2007 fully diluted common shares outstanding to be approximately 118 million (compared to 112 million in 2006), due to an increase in the dilutive options outstanding driven by the year-to-date increase in the stock price.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT.  The call will be webcast and available at www.graftech.com, in the investor relations section.  A conference call will also be available.  The dial-in number is 800-946-0783 for domestic and 719-457-2658 for international. The rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, automotive products and electronics.  We manufacture graphite electrodes, products essential to the production of electric arc furnace steel.  We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets.  We operate 11 state of the art manufacturing facilities strategically located on four continents.  For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.  For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777, or visit our website at www.graftechaet.com.

NOTE ON FORWARD-LOOKING STATEMENTS:  This news release and related discussions may contain forward-looking statements about such matters as: our unaudited results and financial statement information  for the period ended June 30, 2007, and our outlook for 2007; expected future or targeted operational and financial performance in the future; growth rates and future production and sales of products that incorporate or that are produced using our products; changes in production capacity in our operations and our customers’ operations; impact of  inventory management and utilization; growth rates for future prices and sales of, and demand for, our products and our customers’ products; costs of materials and production, including anticipated increases therein; productivity, business process and operational initiatives, and their impact on us; our position in markets we serve; tax rates; capital expenditures and their impact on us; nature and timing of restructuring charges and payments; strategic plans; regional and global economic and industry market conditions, changes in such conditions and the impact thereof; interest rates; deleveraging activities; rationalization and restructuring activities; raw material and supply chain management;  future sales, costs, working capital, revenues, business opportunities; operational and financial performance;  debt levels; common stock equivalents outstanding;  cash flows; cost savings and reductions; margins; earnings and growth.   We have no duty to update these statements.  Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets.  Actual future events, circumstances, performance and trends could differ materially, positively or negatively,  from those set forth in these statements due to various factors, including: changes in economic conditions or product end market conditions; non-attainment of anticipated EAF steel production; graphite electrode manufacturing capacity increases; failure of increased EAF steel production or stable graphite electrode production to result in stable or increased graphite electrode demand, prices or sales volumes; differences between actual graphite electrode prices and spot or announced prices; changes in inventory management and utilization or in supply chain management;  consolidation of steel producers; limitations on the amounts of or changes in the timing of our capital expenditures; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to expand manufacturing capacity to meet growth in demand, if any; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in legal proceedings or litigation; non-realization of price increases or adjustments; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; unavailability of raw materials; changes in the cost of key and other raw materials, including petroleum based coke, by reason of shortages, market pricing, pricing terms in applicable supply contracts, or other events; changes in market prices of our securities that affect deleveraging plans; changes in interest or currency exchange rates, competitive conditions or inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; changes in our stock price; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us.  This news release does not constitute an offer or solicitation as to any securities.  References to street or analyst earnings estimates mean those published by First Call.

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*	Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
(Unaudited)

	At December 31, 2006	At June 30, 2007

Current Assets:
Cash and cash equivalents	$149,517	$33,474
Accounts and notes receivable, net of allowance for doubtful accounts of $3,186 at December 31, 2006 and $2,817 at June 30, 2007	166,528	153,233
Inventories	239,129	251,758
Prepaid expenses and other current assets	14,071	6,892
Assets held for sale	-	2,677
Total current assets	571,047	448,034

Property, plant and equipment	889,389	846,256
Less: accumulated depreciation	599,636	548,718
Net property, plant and equipment	289,753	297,538
Deferred income taxes	6,326	6,392
Goodwill	9,822	9,817
Other assets	29,253	24,751
Assets held for sale	1,802	1,415
Total assets	$906,201	$787,947
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$62,094	$61,538
Interest payable	18,872	11,748
Short-term debt	458	189
Accrued income and other taxes	41,099	38,693
Other accrued liabilities	98,068	75,824
Liabilities of assets held for sale	-	395
Total current liabilities	220,591	188,387
Long-term debt:
Principal value	657,714	473,660
Fair value adjustments for hedge instruments	6,421	3,324
Unamortized bond premium	1,265	658
Total long-term debt	665,400	477,642
Other long-term obligations	103,408	99,269
Deferred income taxes	27,000	26,770
Minority stockholders’ equity in consolidated entities	3,722	3,874

Stockholders’ deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 150,000,000 shares authorized, 101,433,949 shares issued at December 31, 2006 and 103,733,981 shares issued at June 30, 2007	1,026	1,040
Additional paid-in capital	950,023	966,591
Accumulated other comprehensive loss	(312,763)	(303,774)
Accumulated deficit	(660,153)	(579,857)
Less: cost of common stock held in treasury, 2,501,201 shares at December 31, 2006 and at June 30, 2007	(85,197)	(85,197)
Less: common stock held in employee benefit and compensation trusts, 472,566 shares at December 31, 2006 and 469,045 shares at June 30, 2007.	(6,856)	(6,798)
Total stockholders’ deficit	(113,920)	(7,995)
Total liabilities and stockholders’ deficit	$906,201	$787,947

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*	Non-GAAP financial measures. See attached reconciliations.

 GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007

Net sales	$223,314	$255,889	$397,506	$484,120
Cost of sales	163,402	161,943	288,145	313,892
Gross profit	59,912	93,946	109,361	170,228
Research and development	2,867	2,045	5,398	4,279
Selling and administrative	23,442	25,462	48,250	47,770
Restructuring charges (credits), net	2,877	(138)	5,823	746
Impairment loss on long-lived assets	637	-	8,788	-
Antitrust investigations and related lawsuits and claims	2,513	-	2,513	-
Other (income) expense, net	(1,607)	(23,059)	(1,987)	(11,955)
Interest expense	12,074	9,546	23,862	21,257
Interest income	(126)	(258)	(252)	(1,224)
	42,677	13,598	92,395	60,873

Income from continuing operations before provision for income taxes and minority stockholders’ share of subsidiaries’ income	17,235	80,348	16,966	109,355
Provision for income taxes	7,157	15,376	10,736	25,906
Income from continuing operations before minority interest	10,078	64,972	6,230	83,449
Minority stockholders’ share of subsidiaries’ income	39	2	42	35
Income from continuing operations	10,039	64,970	6,188	83,414
Loss from discontinued operations, net of tax	(1,128)	(2,528)	(1,923)	(3,117)
Net income	$8,911	$62,442	$4,265	$80,297

Basic income (loss) per common share:
Income per share from continuing operations	0.10	0.66	0.06	0.84
Loss per share from discontinued operations	(0.01)	(0.03)	(0.02)	(0.03)
Net income per share	$0.09	$0.63	$0.04	$0.81
Weighted average common shares outstanding	97,981	99,759	97,841	99,202

Diluted earnings per common share:
Income per share from continuing operations	0.10	0.57	0.06	0.75
Loss per share from discontinued operations	(0.01)	(0.02)	(0.02)	(0.03)
Net income per share	$0.09	$0.55	$0.04	$0.72
Weighted average common shares outstanding	112,177	116,549	98,416	114,508

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*	Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007
Cash flow from operating activities:
Net income	$8,911	$62,442	$4,265	$80,297
Adjustments to reconcile net income to net cash used in operating activities:
Loss from discontinued operations, net of tax	1,128	2,528	1,923	3,117
Depreciation and amortization	11,246	8,328	20,492	16,202
Deferred income taxes	1,102	2,595	1,248	3,623
Restructuring charges	2,877	(138)	5,823	746
Impairment loss on long-lived and other assets	637	-	8,788	-
Gain on sale of assets	5,631	(23,616)	5,631	(23,662)
Other (credits) charges, net	(3,848)	(4,769)	(4,430)	317
(Increase) decrease in working capital*	30,998	(9,556)	(9,193)	(21,145)
Post retirement plan changes	(4,016)	(81)	(6,682)	(1,659)
Long-term assets and liabilities	(1,167)	(1,965)	(7,733)	(4,044)
Net cash provided by operating activities	53,499	35,768	20,132	53,792

Cash flow from investing activities:
Capital expenditures	(13,092)	(12,547)	(24,034)	(20,218)
Purchase of derivative instruments	(266)	-	(266)	-
Proceeds from sale of assets	208	24,527	336	24,663
Payments for purchase price adjustments	-	(2,794)	-	(2,794)
Payment of patent costs	(303)	(236)	(427)	(472)
Net cash provided (used in) by investing activities	(13,453)	8,950	(24,391)	1,179

Cash flow from financing activities:
Short-term debt borrowings (reductions)	(15,656)	416	-	574
Revolving Facility borrowings	258,599	138,000	320,854	183,645
Revolving Facility reductions	(298,341)	(137,948)	(316,688)	(183,000)
Long-term debt reductions	-	(49,883)	-	(184,750)
Proceeds of stock options	-	10,957	-	12,331
Net cash provided (used in) by financing activities	(55,398)	(38,458)	4,166	(171,200)

Net decrease in cash and cash equivalents	(15,352)	6,260	(93)	(116,229)
Effect of exchange rate changes on cash and cash equivalents	484	481	558	186
Cash and cash equivalents at beginning of period	21,301	26,733	5,968	149,517
Cash and cash equivalents at end of period	$6,433	$33,474	$6,433	$33,474

*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$1,037	$(6,053)	$24,448	$(6,699)
Effect of factoring on accounts receivable	3,880	11,719	6,250	22,533
Inventories	12,235	(6,299)	(17,088)	(7,116)
Prepaid expenses and other current assets	(2,689)	(378)	(2,683)	918
Payments for antitrust investigations and related lawsuits and claims	(5,455)	-	(9,955)	(5,380)
Restructuring payments	(3,162)	(908)	(4,083)	(4,469)
Decrease in accounts payable and accruals	13,303	(14,235)	(6,105)	(13,808)
Increase (decrease) in interest payable	11,849	6,598	23	(7,124)
(Increase) decrease in working capital	$30,998	$(9,556)	$(9,193)	$(21,145)

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*	Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in thousands)
(Unaudited)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007

Net sales:
Graphite Electrodes	$173,326	$208,674	$302,116	$388,738
Advanced Graphite Materials	25,074	27,962	50,237	54,469
Other	24,914	19,253	45,153	40,913
Net sales	$223,314	$255,889	$397,506	$484,120

Operating income (loss):
Graphite Electrodes	$34,274	$62,204	$47,369	$109,881
Advanced Graphite Materials	3,298	5,596	5,404	8,882
Other	(7,483)	(1,223)	(11,671)	(1,330)
Operating Income	$30,089	$66,577	$41,102	$117,433

Operating income (loss) margin:
Graphite Electrodes	19.8%	29.8%	15.7%	28.3%
Advanced Graphite Materials	13.2%	20.0%	10.8%	16.3%
Other	(30.0%)	(6.4%)	(25.8%)	(3.3%)
Operating income margin	13.5%	26.0%	10.3%	24.3%

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*	Non-GAAP financial measures. See attached reconciliations.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands, except per share data)
(Unaudited)

Net Income and Fully Diluted Earnings per Share Reconciliation

	For the Three Months Ended June 30, 2006		For the Three Months Ended June 30, 2007
	Income (Loss)	EPS Impact	Income (Loss)	EPS Impact
Income from continuing operations	$10,039	$0.10	$64,970	$0.57
Adjustments, net of tax, per diluted share:
•Restructuring, antitrust investigations and related lawsuits and claims, impairment loss on long-lived assets and Other (income) expense, net, net of tax	3,705	0.04	(23,099)	(0.20)
Income from continuing operations before special items	$13,744	$0.14	$41,871	$0.37

Net Income and Fully Diluted Earnings per Share Reconciliation

	For the Six Months Ended June 30, 2006		For the Six Months Ended June 30, 2007
	Income (Loss)	EPS Impact	Income (Loss)	EPS Impact
Income from continuing operations	$6,188	$0.06	$83,414	$0.75
Adjustments, net of tax, per diluted share:
•Income tax valuation allowance release	-	-	(327)	-
• Restructuring, antitrust investigations and related lawsuits and claims, impairment loss on long-lived assets and Other (income) expense, net, net of tax	13,764	0.14	(11,422)	(0.10)
Income from continuing operations before special items	$19,952	$0.20	$71,665	$0.65

The non-GAAP earnings per diluted share includes 13.6 million shares underlying our contingently convertible debentures and excludes approximately $1 million, before and after tax, of contingently convertible debenture interest expense for the second quarters of 2006 and 2007 and $3 million, before and after tax, of contingently convertible debenture interest expense in the first six months of 2006 and 2007.

NOTE ON RECONCILIATION OF EARNINGS DATA:Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements.  GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities.  Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP.  GrafTech’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

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*	Non-GAAP financial measures. See attached reconciliations.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands)
(Unaudited)

Net Debt Reconciliation

	6/30/06	12/31/06	6/30/07
Long-term debt	$708,727	$665,400	$477,642
Short-term debt	958	458	189
Total debt	$709,685	$665,858	$477,831
Less:
Fair value adjustments for hedge instruments	6,922	6,421	3,324
Unamortized bond premium	1,358	1,265	658
Cash and cash equivalents	6,433	149,517	33,474
Net debt	$694,972	$508,655	$440,375

NOTE ON NET DEBT RECONCILIATION:  Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements.  GrafTech excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount.  The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes.  GrafTech also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps.  GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage.  Management uses net debt as well as other financial measures in connection with its decision-making activities.  Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP.  GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility.  GrafTech does not forecast the fair value adjustment for hedging instruments.

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*	Non-GAAP financial measures. See attached reconciliations.